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                                  EXHIBIT  2.


              Opinion and Consent of Ellen Jane Abromson, Esquire
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April 24, 1997


Acacia National Life Insurance Company
51 Louisiana Avenue, N.W.
Washington, DC  20001

Gentlemen:

With reference to the Post-Effective Amendment No. 3 to the Registration Statement on Form S-6 (#33-90208), filed by Acacia National Life Insurance Company and Acacia National Variable Life Insurance Separate Account I with the Securities and Exchange Commission covering its flexible premium variable life insurance policy, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

         1. Acacia National Life Insurance Company is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual flexible premium variable life insurance policies by the Corporation Insurance Commission of the Commonwealth of Virginia.

         2. Acacia National Variable Life Insurance Separate Account I is duly authorized and existing separate account established pursuant to the provisions of Section
                     38.2.3113 of the Code of Virginia.

         3. The flexible premium variable life insurance policy, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Acacia National Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 3 to the Registration Statement (#33-90208) and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ Ellen Jane Abromson
Ellen Jane Abromson
2nd Vice President and Associate Counsel
Acacia National Life Insurance Company